Exhibit 99.2

For Immediate Release

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@gmail.com	Email: crocker.coulson@ccgir.com

Sinoenergy Announces Intention Agreement with Sinopec

QINGDAO, May 21st, 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN), (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as an operator of CNG stations in China, announced today that it has signed an intention agreement with Sinopec ( NYSE: SHI) to secure the supply of 200 million cubic meters of natural gas per year to Hubei Gather Energy Gas Co., Ltd (Hubei Gather), a 55% subsidiary of Sinoenergy, to supply CNG vehicles for 20 years once the Sichuan-Shanghai gas pipelines starts its operation.

Hubei Gather is formed by Sinoenergy and Hong Kong China New Energy Development Investment Co. Ltd (“New Energy”), and is expected to be capitalized with $5.0 million of partner investments. It plans to build and operate compressed natural gas plants within Wuhan city and Huangmei country in Hubei province to deliver CNG to most areas in Yangtze River Delta Region.

Hubei Gather is expected to generate revenue from the natural gas process and whole sale in excess of $60 million US dollars annually under full capacity with net income of $10 million US.

Besides, the 200 million cubic meters of natural gas can be used downstream by 70-80 CNG substations either for substations operated by Sinoenergy or substations owned by third parties.

The construction of Sichuan-Shanghai natural gas pipeline is expected to be completed at the end of 2008 and a final agreement between Sinoenergy and Sinopec is expected to be signed then. The pipeline will mainly carry gas from the Pugang gas field, one of the largest gas fields in China with approximately 700 billion cubic meters of proven natural gas accumulated reserves.

“This natural gas supply agreement with Sinopec for 200 million cubic meters per year is an important achievement for Sinoenergy, and a critical factor to support the growth of our CNG wholesale and retail business in the future,” remarked by Mr. Deng Tianzhou, Chairman of Sinoenergy. “In addition to creating a strong foundation for us to execute our strategy of building and operating CNG wholesale and retail distribution network in central and eastern China, Sinoenergy will strengthen its relationship with Sinopec and gain more opportunities for access to natural gas resources in the future.”

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and builder of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the projected completion of the Sichuan-Shanghai pipeline and signing of final agreement between Sinopec and Sinoenergy; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.